Exhibit 99.1

O-I Glass Appoints John Humphrey as Independent Board Chair

Gordon Hardie’s Appointment as CEO Effective Today

PERRYSBURG, Ohio, May 15, 2024— O-I Glass, Inc. (“O-I”) (NYSE: OI) today announced that, after the conclusion of O-I’s Annual Meeting of Share Owners held earlier today, the Board appointed John Humphrey as the new Independent Board Chair, following the previously announced retirement of John H. Walker from the Board. Additionally, at the Annual Meeting, 10 director nominees were elected for one-year terms, including Gordon J. Hardie, whose appointment as Chief Executive Officer became effective today, and Eric J. Foss and Cheri Phyfer, who are two new independent members of the O-I Board. The other director nominees elected at the Annual Meeting are Samuel R. Chapin, David V. Clark, II, John Humphrey, Alan J. Murray, Hari N. Nair, Catherine I. Slater, and Carol A. Williams.

John Humphrey brings extensive experience leading global businesses and has served on several public company boards. In addition to O-I Glass, he currently serves on the boards of EnPro Industries, Inc. and Ingersoll Rand. He previously served as Executive Vice President and Chief Financial Officer at Roper Technologies, Inc., until he retired in 2017 following more than 10 years with the company.

“It is a privilege to assume the role of Board Chair,” said John. “I look forward to continuing to work closely with my fellow directors and the management team on positioning the business for enhanced value creation. We welcome our newest directors Eric and Cheri to the Board and are thrilled for Gordon to assume the role of CEO.”

Gordon said, “Building on my nearly nine years of Board service, I’ve been working closely with Andres and members of management over the last month-plus to ensure this is a seamless transition of CEO responsibilities. I am energized about the opportunities ahead and believe O-I is well positioned to capture the long-term demand of the packaging industry. Together with the Board and management, I look forward to delivering on our strategy to drive value for our stockholders and other stakeholders.”

Complete biographies for each of the members of the Board can be found in O-I’s Proxy Statement for the 2024 Annual Meeting of Share Owners filed with the Securities and Exchange Commission on April 5, 2024.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 23,000 people across 68 plants in 19 countries, O-I achieved net sales of $7.1 billion in 2023. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect O-I’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that O-I’s future financial performance may differ from expectations due to a variety of factors including, but not limited to, the following: (1) the general political, economic and competitive conditions in markets and countries where O-I has operations, including uncertainties related to economic and social conditions, trade disputes, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (4) changes in consumer preferences or customer inventory management practices, (5) the continuing consolidation of O-I’s customer base, (6) O-I’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (7) unanticipated supply chain and operational disruptions, including higher capital spending, (8) seasonality of customer demand, (9) the failure of O-I’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (10) labor shortages, labor cost increases or strikes, (11) O-I’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (12) O-I’s ability to generate sufficient future cash flows to ensure O-I’s goodwill is not impaired, (13) any increases in the underfunded status of O-I’s pension plans, (14) any failure or disruption of O-I’s information technology, or those of third parties on which O-I relies, or any cybersecurity or data privacy incidents affecting O-I or its third-party service providers, (15) risks related to O-I’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of O-I to generate cash to service indebtedness and refinance debt on favorable terms, (16) risks associated with operating in foreign countries, (17) foreign currency fluctuations relative to the U.S. dollar, (18) changes in tax laws or U.S. trade policies, (19) O-I’s ability to comply with various environmental legal requirements, (20) risks related to recycling and recycled content laws and regulations, (21) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders, (22) risks related to O-I’s long-term succession planning process and the other risk factors discussed in O-I's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by O-I in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance, and actual results or developments may differ materially from expectations. While O-I continually reviews trends and uncertainties affecting O-I’s results of operations and financial condition, O-I does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

Contacts:

Chris Manuel

Vice President, Investor Relations

chris.manuel@o-i.com

567-336-2600